Exhibit 99.1

Press Release

CONTACTS:

Array BioPharma Inc.
Tricia Haugeto (303) 386-1193
thaugeto@arraybiopharma.com

AstraZeneca PLC
Investor Enquiries
Mina Blair +44 207 304 5084

Media Enquiries
Nel Moore +44 1625 513073
Jo Varney +44 207 331 5338

ASTRAZENECA AND ARRAY BIOPHARMA ANNOUNCE INITIATION OF PHASE II
STUDIES FOR AZD6244 (ARRY-142886)

London, UK and Boulder, Colo., (June 8, 2006) - AstraZeneca (NYSE: AZN) and Array BioPharma Inc. (Nasdaq: ARRY) today announced the initiation of a Phase II study for AZD6244 (ARRY-142886) in malignant melanoma. AZD6244 is a selective MEK inhibitor that was in-licensed by AstraZeneca from Array in December 2003. AstraZeneca expects the first patient to be enrolled in this melanoma study before the end of June, which will trigger a $3 million milestone payment to Array upon dosing the first patient.

The trial announced today is a randomised phase II study that will compare AZD6244 to temozolomide in the treatment of stage III / IV melanoma. AstraZeneca expects to enrol up to 180 patients at approximately 40 centres worldwide. Additional phase II studies, in a range of other tumours, are scheduled to start over the next two to three months. To our knowledge AZD6244 will be the first MEK inhibitor to be evaluated in randomised phase II studies.

Initiation of the phase II study is based on the results of the phase I study which recently completed recruitment, and which included patients with melanoma and a variety of other solid tumours.  The phase I study clearly demonstrated that AZD6244 inhibits MEK and associated downstream markers in tumours at doses deemed well tolerated. The full results of this study will be published later in the year.

Array was responsible for filing the IND and conducting the Phase I clinical testing of AZD6244. AstraZeneca is responsible for all other aspects of clinical development and commercialisation.

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“Array has delivered an extremely successful phase I study and has brought AZD6244 to this important milestone and transition,” said Brent Vose, Vice President and Head of Oncology & Infection, AstraZeneca.  “We are now looking forward to building on the significant contribution made by Array and to continuing to move forward with the development of this compound, which we believe has the potential to bring real benefits to people with cancer.”

“We believe that AZD6244 holds great promise for cancer patients and we look forward to the initiation of the Phase II trials,” said Kevin Koch, Ph.D., President and Chief Scientific Officer, Array BioPharma. “We’re pleased to be working with AstraZeneca’s experienced oncology team and we’re excited about their strong commitment to bringing this novel treatment to people with cancer.”

Notes to editors:

AstraZeneca acquired exclusive worldwide rights to AZD6244 and certain second-generation compounds for all oncology indications in December 2003. Array retains the rights to all therapeutic indications outside of oncology for compounds not selected by AstraZeneca as part of the collaboration.

About AZD6244
AZD6244 is a potent, selective MEK inhibitor that is orally active, that blocks signal transduction pathways implicated in cancer cell proliferation and survival. AZD6244 has shown tumour suppressive activity in multiple pre-clinical models of human cancer including melanoma, pancreatic, colon, lung, and breast cancers.

About MEK Inhibition

MEK is a critical enzyme at the intersection of several biological pathways, which regulates cell proliferation and survival as part of the Ras/Raf/MEK/ERK pathway.  Activation of the Ras/Raf/MEK/ERK pathway has been implicated in many cancers, including lung, pancreatic, colon, melanoma and thyroid cancer. MEK inhibition is an attractive anti-cancer strategy as it has the potential to block inappropriate signal transduction regardless of the upstream position of the oncogenic aberration.

About Melanoma

More than 80,000 people are diagnosed with malignant melanoma each year, approximately 20% of them with advanced disease. Current treatments for advanced melanoma offer little survival benefit and are associated with considerable toxicities for the majority of patients. The outlook for patients with metastatic disease is poor with median survival time of between 6-12 months and a 5-year survival rate of approximately 10%. There is a great need for new and effective treatments for advanced melanoma that can extend the life of patients and improve their quality of life while receiving treatment by reducing the burden of toxicities associated with today’s treatments.

About AstraZeneca

AstraZeneca is a major international healthcare business engaged in the research, development, manufacture and marketing of prescription pharmaceuticals and the supply of healthcare services.  It is one of the world’s leading pharmaceutical companies with healthcare sales of $23.95 billion and leading positions in sales of gastrointestinal, cardiovascular, neuroscience, respiratory, oncology and infection products.  AstraZeneca is listed in the Dow Jones Sustainability Index (Global) as well as the FTSE4Good Index. For further information please visit www.astrazenecapressoffice.com.

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About Array BioPharma

Array BioPharma is a biopharmaceutical company focused on the discovery, development and commercialization of orally active drugs to address significant unmet medical needs.  Our proprietary drug development pipeline is primarily focused on the treatment of cancer and inflammatory disease and includes several small molecule drug candidates that are designed to regulate targets in therapeutically important biologic pathways. In addition, leading pharmaceutical and biotechnology companies access our drug discovery technologies and expertise through collaborations to design, create, optimize and evaluate drug candidates across a broad range of therapeutic areas.  For more information on Array, please go to www.arraybiopharma.com.

Array BioPharma’s Forward-Looking Statement

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve significant risks and uncertainties, including those discussed in our annual report filed on form 10-K for the year ended June 30, 2005, and in other reports filed by Array with the Securities and Exchange Commission. Because these statements reflect our current expectations concerning future events, our actual results could differ materially from those anticipated in these forward-looking statements as a result of many factors. These factors include, but are not limited to, our ability to achieve and maintain profitability, the extent to which the pharmaceutical and biotechnology industries are willing to in-license drug candidates for their product pipelines and to collaborate with and fund third parties for their drug discovery activities, our ability to out-license our proprietary candidates on favorable terms, our ability to continue to fund and successfully progress internal research efforts and to create effective, commercially viable drugs, risks associated with our dependence on our collaborators for the clinical development and commercialization of our out-licensed drug candidates, the ability of our collaborators and of Array to meet drug objectives, including clinical trials, tied to milestones and royalties, and our ability to attract and retain experienced scientists and management. We are providing this information as of June 8, 2006. We undertake no duty to update any forward-looking statements to reflect the occurrence of events or circumstances after the date of such statements or of anticipated or unanticipated events that alter any assumptions underlying such statements.

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